CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 2, 2015, relating to the financial statements and financial highlights which appears in the December 31, 2014 Annual Report to Shareholders of Strategic Growth Fund, Dividend Value Fund, High Grade Income Fund, and Hawaii Municipal Bond Fund (collectively the “Bishop Street Funds”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 30, 2015